Exhibit 99.1

HILLMAN TO ACQUIRE BIG TIME PRODUCTS

Cincinnati, OH - August 29, 2018 - The Hillman Group, Inc. (“Hillman”), a leading North American provider of complete hardware solutions delivered with the industry’s best customer service and sales support, today announced that it has entered into a definitive agreement to acquire Big Time Products (“Big Time”), a leading provider of personal protection and work gear products.

Greg Gluchowski, President and CEO of Hillman, said, “With the addition of Big Time, Hillman will expand its portfolio of product solutions for both DIY and pro customers. We are excited to bring two industry leaders together that share a culture of customer focus, service, and passion for innovation.”

The acquisition will enable Hillman to expand into adjacent categories with Big Time’s expansive and innovative products in the hardware, automotive, garden, and cleaning industries that include work gloves, household gloves, knee pads, tool rigs and aprons, and job site storage. Big Time’s products are sold under its portfolio of industry-leading brands such as Firm Grip, AWP, McGuire-Nicholas, Grease Monkey, and Gorilla Grip throughout retailers in North America.

Hillman has secured committed debt financing from Jefferies Finance LLC for the transaction. The transaction is subject to customary closing conditions and receipt of required regulatory approvals.

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 26,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM and Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.

For more information, please visit Hillman’s website at hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 68284.

About Big Time

Big Time was founded by two retail experts who wanted to build a better work glove. Just a few short years later, Big Time has evolved from a work glove company to become an industry leader in personal protection products and work gear. Today, Big Time has a broad portfolio ranging from knee pads, tool belts, jobsite storage, and work gloves that deliver innovative solutions to both the Home and Hardware industry. Big Time products are available in most major retail stores in North America under the Firm Grip, AWP, McGuire-Nicholas, Grease-Monkey, and Gorilla Grip brands.

For more information, please visit Big Time’s website at bigtimeproducts.net

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